Exhibit 10.28
Progenics Pharmaceuticals. Inc.
Old Saw Mill River Road
Tarrytown, New York 10591
(914) 789-2800
Telefax: (914) 789-2817
As of January 1, 2001
David A. Scheinberg, M.D.
Memorial Sloan-Kettering Cancer Center
1275 York Avenue
New York, New York 10021

Re:	Amendment to the Consulting Agreement, dated as of May 1, 1995, as amended on June 13,1995 and as assigned and amended as of September 5, 1996, between Progenics Pharmaceuticals, Inc, and David A. Scheinberg, M.D. (the “Agreement”)
Dear David:
     As you are aware, the above captioned Agreement expires as of December 31, 2000. Therefore, the purpose of this letter is to evidence the below referenced amendments to the Agreement.
     First, the parties agree that the effective date of this Amendment is January 1, 2001.
     Second, Section 2, Compensation, of the Agreement, shall be amended and restated as follows:
     “Consultant’s full consideration for the consulting services provided by him shall be as set forth in this Section 2.
     (a) Cash Compensation. During the Term and any Renewal Term of this Agreement, Progenics shall pay to the Consultant cash compensation in the amount of $28,000 per annum, based on an average of 1.5 consulting days per month, payable quarterly in arrears, for as long as the Consultant remains Involved with Progenics. Consultant shall be solely and individually responsible for compliance with all laws and regulations pertaining to payments received, including, without limitation, filing of estimated income tax returns and payment of income and FICA taxes. In addition to the foregoing amount, Progenics shall promptly reimburse the Consultant for all reasonable expenses incurred by the Consultant in

David A. Scheinberg, M.D., Ph.D.
January 1, 2001

providing consulting services under this Agreement to the extent such expenses do not exceed the reimbursement limits applicable to senior executives of Progenics. The Consultant shall present expense statements and supporting documentation for such expenses in accordance with Progenics internal policies and procedures for the reimbursement of business expenses.
     As used in this Agreement the term “Involved” shall mean that the Consultant is actively involved with Progenics in at least one of the following capacities: (i) as an employee, or (ii) as a consultant or advisor. The determination of whether the Consultant is Involved shall be made by the Board of Directors of Progenics in its sole and reasonable judgment.
     (b) Stock Options. During the Term and any Renewal Term of this Agreement, for as long as the Consultant remains Involved with Progenics, in each calendar quarter the Consultant will be granted stock options for the purchase of 1,250 shares of Progenics Common Stock (the “Stock Options”). The Stock Options shall (i) be granted and issued on the first day of each calendar quarter, (ii) be fully vested upon grant and issuance, (iii) expire ten (10) years from the date of their grant, and (iv) be exercisable at a price equal to fifty percent (50%) of the average closing bid price for the shares of Progenics’ Common Stock for the preceding thirty (30) trading days as quoted by the Nasdaq stock market. The remaining terms of the Stock Options shall be as set forth in the Progenics Stock Option Plan and in the stock option agreements representing the Stock Options.”
     Third, Section 7(a), Term and Termination, of the Agreement, shall be amended and restated as follows:
     “(a) Unless terminated earlier under paragraph 7(b), below, this Agreement shall be for an initial term of ten (10) years, commencing as of January 1,1994 (the “Term”), and shall continue thereafter on a year to year basis (each year being a “Renewal Term”), unless either party hereto provides written notice to the other party, no later than forty-five (45) days prior to the expiration of the Term or any Renewal Term, of its desire to terminate this Agreement for cause of convenience.”

David A. Scheinberg, M.D., Ph.D.
January 1, 2001

     Fourth, all capitalized terms used herein that are not defined in this Amendment shall have the meanings ascribed to them in the Agreement.
     Fifth, the parties hereto agree that all other terms of the Agreement shall remain the same and in full force and effect.
To signify the your agreement with the foregoing, please indicate so by executing a copy of this letter in the space provided below and returning a copy to the undersigned.

Very truly yours, PROGENICS PHARMACEUTICALS, INC.
/s/ RONALD J. PRENTKI
Ronald J. Prentki
President

Agreed and Accepted DAVID A. SCHEINBERG, M.D.
/s/ DAVID A. SCHEINBERG, M.D.
David A. Scheinberg, M.D.

Addendum to Consulting Agreement
Between David A. Scheinherg, M.D., Ph.D.
and Active Biotherapies, Inc.
Active Biotherapies, Inc. (“ABI”) acknowledges that Dr. Scheinberg’s primary employment responsibility is to Memorial Sloan-Kettering Cancer Center and/or its affiliates, Sloan-Kettering Institute for Cancer Research and Memorial Hospital for Cancer and Allied Diseases (“MSKCC”), and that Dr. Scheinberg is bound by MSKCC employment and business conduct policies including those related to consulting and extramural activities. The parties agree that Dr. Scheinberg’s services to ABI shall not employ proprietary information of MSKCC or make substantial use of MSKCC’s time or resources without the written agreement of MSKCC. Progenics has retained a copy of pertinent MSKCC policies.
Additionally, the parties agree that Dr. Scheinberg’s services shall not restrict or hinder the ability to conduct current or foreseeable research assignments, nor limit Dr. Scheinberg’s ability to publish at MSKCC concerning research generated in the course of his employment with MSKCC, nor infringe on obligations to MSKCC with respect to publication and academic freedom at MSKCC.
ABI further acknowledges that Dr. Scheinberg will serve as a consultant in the capacity of an individual, and not as an agent, employee or representative of MSKCC. The name of MSKCC or its affiliates may not be used in connection with Dr. Scheinberg’s services as a consultant without written permission from MSKCC.

Active Biotherapies, Inc.		Consultant

By:	/s/ PAUL J. MADDON, M.D., PH.D.	By:	/s/ DAVID A. SCHEINBERG, M.D., PH.D.

	Paul J. Maddon, M.D., Ph.D. President and CEO		David A. Scheinberg, M.D., Ph.D.

Date: June 13, 1995		Date: May 5, 1995

Progenics Pharmaceuticals, Inc.
Old Saw Mill River Road
Tarrytown, New York 10591
(914) 789-2800
Telefax: (914) 789-2817
May 4, 1995
David A. Scheinberg, M.D., Ph.D.
325 Central Park West, Apt. 3S
New York, NY 10025

Re:	Active Biotherapies, Inc.
Dear David:
     This letter is to confirm the understanding between Progenics Pharmaceuticals, Inc. (“Progenics”), its wholly-owned subsidiary Active Biotherapies, Inc. (“ABI”) and you regarding the relationship between us.
     We have negotiated the terms of a Consultant’s Agreement, the definitive form of which is attached to this letter as Exhibit A (the “Consultant’s Agreement”). We have also negotiated the terms of Progenics stock options to be granted to you, the definitive form of which is attached to this letter as Exhibit B (the “Stock Options”).
     Progenics has negotiated a license to certain patents and technology from Memorial Sloan-Kettering Institute. Progenics is in the process of negotiating a license and supply arrangement with Cambridge Biotech Corporation (“CBC”), which is currently in bankruptcy reorganization proceedings.
     By our mutual signatures below, Progenics, ABI and you agree that upon the full execution of a license and supply agreement with CBC we will finalize the execution and deliver your Consultant’s Agreement and the Stock Option Certificate in the forms attached. This terms of this letter shall expire on August 1, 1995.
     Any amounts paid to you as consulting fees for period from January 1, 1994 to the date that the Consultant’s Agreement and Stock Option Certificate are fully executed, shall be credited against the accrued fees due to you during such period under the terms of the Consulting Agreement. If the license and supply agreement with CBC is not executed and the terms of this letter expire, the amounts paid to you will not be reimbursable to the Company.
     This letter expresses the complete understanding and agreement of the parties and supersedes all prior agreements and understandings.

David A. Scheinberg, M.D., Ph.D.

     To indicate your agreement to the foregoing, please sign two copies of this letter and return one copy with the exhibits to the undersigned at Progenics. Additionally, you should sign two copies of your respective Consultant’s Agreement and Stock Option Certificate and return them to the undersigned at Progenics. I will execute them at the appropriate time and return an original copy to you.

Very truly yours,
/s/ PAUL J. MADDON, M.D., PH.D.
Paul J. Maddon, M.D., Ph.D.
Chairman and CEO

AGREED AND ACCEPTED
/s/ DAVID A. SCHEINBERG, M.D., PH.D.	Date May 5, 1995
David A. Scheinberg, M.D., Ph.D.

ACTIVE BIOTHERAPIES, INC.
CONSULTANT’S AGREEMENT
     This Agreement is made on the 1st day of May, 1995 between Active Biotherapies, Inc., a Delaware corporation (“ABI”) and David A. Scheinberg, M.D., Ph.D. (the “Consultant”).
     ABI was incorporated as a subsidiary of Progenics Pharmaceuticals, Inc. (“Progenics”) to engage in scientific research in the field of developing and commercializing products for the treatment and diagnosis of human cancers (the “Field”). The Consultant has extensive experience in the Field, and ABI seeks to benefit from the Consultant’s expertise by retaining the Consultant as a member of its Scientific Advisory Board (the “SAB”). The Consultant wishes to perform consulting services in the Field for ABI. Accordingly, ABI and the Consultant agree as follows:
1. Services.
     (a) Duties. The Consultant shall provide consulting services to ABI with respect to matters related to the Field, initially with respect to GMK, a proprietary cancer vaccine which has undergone clinical trials. The Consultant’s services to ABI will include, but not be limited to: (i) serving on ABI’s SAB and attending SAB meetings; (ii) formulating the scientific and clinical strategies of ABI with respect to GMK and other products in the Field in conjunction with the SAB, (iii) presenting such strategies to the Board of Directors of ABI for review, (iv) providing scientific advice regarding GMK and ABI’s other current and future product lines, the general direction of its research program, recruitment of personnel, and techniques used in research in the Field; and (v) generally advising ABI in its efforts to produce, develop, and market products in the Field. Other responsibilities may include, but are not limited to, coordinating the manufacturing and clinical trials of ABI’s products under FDA regulatory guidelines, interacting with government regulatory agencies and the investment community on behalf of ABI, establishing strategic partnerships, and assisting ABI in obtaining licenses and other rights from institutions which may be useful in ABI’s business, all under the general guidance of the President of ABI and its Board of Directors.
     (b) Time To Be Spent on Duties. The Consultant will devote to his activities hereunder seventy-five percent (75%) of all of the outside consulting time which is allowed to him from time to time by Memorial Sloan-Kettering Cancer Center, his primary employer (currently eighteen (18) of twenty-four (24) days per year).
     (c) MSKCC Policies. ABI acknowledges that the Consultant is subject to the policies of his primary employer, Memorial Sloan-Kettering Cancer Center and/or its affiliates, Sloan-Kettering Institute for Cancer Research and Memorial Hospital for Cancer and Allied Diseases (“MSKCC”), as more fully described in the Addendum to this Agreement, and that Consultant’s obligations under MSKCC’s policies take priority over any obligations the Consultant may have to ABI by reason of this Agreement. The Consultant agrees that he and his family members will abide by the rules set forth from time to time by MSKCC which are applicable to faculty or staff involvement with commercial ventures. The Consultant will conduct himself and his affairs so as to avoid any actual conflict of interest or appearance of any conflict of interest between his activities with ABI and his other activities.

2. Compensation.
     Consultant’s full consideration for the consulting services provided by him shall be as set forth in this Section 2.
     (a) Cash Compensation. ABI shall pay to the Consultant cash compensation in the amount of $1,500.00 per month, based on an average of 1.5 consulting days per month, payable quarterly, for as long as the Consultant remains Involved with ABI. This cash compensation shall be retroactive to January 1, 1994 and shall accrue but not be payable until the full execution of this Agreement. Consultant shall be solely and individually responsible for compliance with all laws and regulations pertaining to payments received including, without limitation, filing of estimated income tax returns and payment of income and FICA taxes. In addition to the foregoing amount, ABI shall promptly reimburse the Consultant for all reasonable expenses incurred by the Consultant in providing consulting services under this Agreement to the extent such expenses do not exceed the reimbursement limits applicable to senior executives of ABI or Progenics. The Consultant shall present expense statements or vouchers and such other information as ABI may from time to time request.
     As used in this Agreement the term “Involved” shall mean that the Consultant is actively involved with ABI in at least one of the following capacities: (a) as an employee, or (b) as a consultant or advisor. The determination of whether the Consultant is Involved shall be made by the Board of Directors of ABI in its reasonable judgment.
     (b) Stock Options. The Consultant will be granted stock options for 200,000 shares of Progenics Common Stock exercisable at a price of $4.00 per share and expiring on December 31, 2003 (the “Stock Options”). The terms of the Stock Options shall be as set forth in the Progenics Stock Option Plan and in the stock option agreements representing the Stock Options.
3. Covenant Not To Compete.
     During the period in which this Agreement is in effect and for one (1) year thereafter, neither Consultant nor any member of his immediate family will, directly or indirectly, own, (except as an investor in securities listed on a national securities exchange or actively traded over the counter so long a such investments do not exceed one percent (1%) of the outstanding securities of the issuer of the same class) manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, partner, principal, agent, representative, consultant or otherwise with, or authorize his name to be used in any Annual Report, Quarterly Report, Private Placement Memorandum, or other securities offering materials or advertisement of, or solicit or attempt to solicit business on behalf of, any person, business or enterprise which is engaged in pharmaceutical research and development, clinical trials, marketing or sales of a product in competition with, or otherwise competes with Progenics or its affiliates, other than the existing arrangements, if any, listed in Exhibit A without the express prior written consent of Progenics; provided, however, that with regard to activities of the Consultant, this Section 3 shall not be deemed to apply to any agreement or understanding permitted under paragraph 4(c).

4. Confidentiality.
     (a) Disclosure By Consultant to ABI. The Consultant shall disclose fully and promptly to ABI all Developments and Ideas which are developed, conceived, reduced to practice or learned by the Consultant solely or jointly with others, at any time during the term of this Agreement and for a period of twelve (12) months thereafter. The Consultant will make and maintain written records of the aforesaid Developments and Ideas and submit promptly the same, and make supplemental oral disclosure, to ABI. The term “Developments and Ideas” means any and all intellectual and physical work product having actual or potential value to ABI whether or not patentable or copyrightable, including inventions, whether or not tested or reduced to practice, discoveries, improvements, ideas, conceptions, processes, developments, designs, business plans, trade secrets, mask works, know-how and tangible expressions, computer software, systems, programs or procedures, which are developed, conceived, reduced to practice or learned by employees or consultants of ABI solely or jointly with others, which (a) results from, or is suggested by, work which is performed for ABI or which is funded in whole or in part by ABI, or (b) results from any use of premises, equipment or property (tangible or intangible) owned, leased, licensed or contracted for by ABI. Notwithstanding the foregoing, the term Developments and Ideas shall not include any invention or idea which is provided to the Consultant by another commercial entity with which the Consultant is involved on terms consistent with the provisions of this Agreement.
     (b) Disclosure of ABI or Progenics Information to Consultant. In providing consulting services to ABI pursuant to this Agreement, the Consultant may acquire Proprietary Information. The Consultant agrees not to disclose any Proprietary Information to third parties or to use any Proprietary Information for any purpose other than performance of consulting services pursuant to this Agreement, without prior written consent of ABI or Progenics, as the case may be. As used herein, the term “Proprietary Information” shall include Developments and Ideas as well as other information that pertains to the products, processes, equipment, programs, developments, agreements or plans of ABI, Progenics or third parties who have provided such information to ABI or Progenics, and that is both (i) disclosed or made known by ABI or Progenics to the Consultant and (ii) identified as “proprietary” by ABI or Progenics at any time. Proprietary Information does not include information that: (a) is or later becomes available to the public through no breach of this Agreement by the Consultant; (b) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (c) is already in the possession of the Consultant on the date this Agreement becomes effective; or, (d) is required to be disclosed by law, government regulation, or court order. The Consultant also agrees not to disclose the terms of this Agreement to any person without ABI’s prior written consent in each instance (which will not be unreasonably withheld); provided, however, the Consultant may disclose this Agreement to MSKCC and to his financial and legal advisors and as may be required by law.
     (c) Other Activities of Consultant. The Consultant agrees that he will not enter into or renew any agreement or undertake any major new projects with another commercial entity which involve a conflict in activities or time commitments with the business or proposed business of ABI, other than the existing arrangements listed in Exhibit A hereto, except with the prior written approval of the Board of Directors of ABI, which will not be unreasonably withheld. The Consultant will provide ABI as requested from time to time with an update about his activities with other entities. ABI shall have the right to require the Consultant to terminate any relationship or project which in the reasonable opinion of ABI’s Board of Directors creates a product or time conflict. Failure of the Consultant to terminate any such relationship shall be considered “Cause” for termination of the Consultant. However, this provision shall not apply to Consultant’s obligations to, or research on behalf of, MSKCC, including, without limitation, obligations or research of Consultant in connection with a transfer by MSKCC of materials or intellectual property developed in whole or in part by Consultant, or in connection with MSKCC research collaborations.
5. Return of Materials.
     The Consultant agrees promptly to return, following the termination of this Agreement or upon earlier request by ABI, all drawings, tracings, data, records, apparatus, physical property and written materials in the Consultant’s possession and which are (i) supplied by ABI in conjunction with the Consultant’s consulting services under this Agreement or (ii) generated by the Consultant in the performance of consulting services under this Agreement and not generated in the course of Consultant’s activities as an employee of MSKCC.
6. Intellectual Property.
     The Consultant hereby assigns to ABI any and all right, title, and interest he may have in any Developments and Ideas (as defined in paragraph 4a) developed during the term of this Agreement. Any intellectual property assignable to ABI pursuant to the preceding sentence is hereinafter referred to as “ABI Intellectual Property”. Upon the request of ABI, the Consultant shall execute such further assignments, documents, and other instruments as may be necessary to assign ABI Intellectual Property to ABI and to assist ABI in applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any ABI Intellectual Property. ABI will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to ABI Intellectual Property.
7. Term and Termination.
     (a) Unless terminated earlier under paragraph 7(b), below, this Agreement shall be for a term of seven (7) years commencing as of January 1, 1994.
     (b) Without limiting any rights which either party to this Agreement may have by reason of any default by the other party,
     (i) the Consultant may terminate this Agreement:
          (x) voluntarily without Good Reason upon forty-five (45) days written notice to ABI; or
         & nbsp;(y) voluntarily with Good Reason upon fifteen (15) days written notice to ABI.

     (ii) ABI may terminate this Agreement:
          (x) without Cause upon thirty (30) days written notice to the Consultant; or
          (y) with Cause upon seven (7) days written notice to the Consultant.
          (z) or due to a Disability
As used herein the following terms shall have the following meanings:
     “Good Reason” shall mean a material breach by ABI or Progenics of its respective obligations to the Consultant where such material breach has not been cured within thirty (30) days after ABI receives written notice of the alleged material breach.
     “Cause” shall mean and include (a) that the Consultant has committed willful misconduct against ABI (including, but not limited to acts such as embezzlement, willful disclosure of Proprietary Information to a third party without ABI’s knowledge or consent) which results in material harm to ABI, (b) that the Consultant, in carrying out his duties to ABI as an employee, consultant, or director, has been guilty of willful misconduct or gross negligence resulting in either case in material harm to ABI (this provision shall not apply to any particular instance which is merely the result of any good faith error in judgment), (c) the willful and continued failure by or inability of the Consultant to substantially perform his duties with ABI under this Agreement (other than as a result of a disability), which is not cured within 30 days after a demand for substantial performance is delivered to the Consultant by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Consultant has not substantially performed his duties, (d) the conviction of the Consultant of a felonious crime, but not a misdemeanor, involving moral turpitude, and (e) any other act, action, or inaction of a serious nature constituting misconduct or negligence that constitutes “cause” under applicable law. A termination which would otherwise be a voluntary termination by the Consultant shall not be considered a voluntary termination under this Agreement if the Consultant could be terminated by the Company for Cause once any applicable cure period has lapsed; in such a case such termination shall be deemed to have been for Cause.
     “Disability” or “Disabled” shall mean at any time (a) a condition which (i) constitutes a disability as defined from time to time in the long-term disability income insurance policy, if any, provided by the Company or ABI for its senior executives, without regard to any waiting periods or (ii) if at such time no such policy is provided to ABI employees, such terms shall mean that the Consultant is prevented by illness, accident or other disability (mental or physical) from discharging the material duties under his Consultant Agreement, and (b) such condition continues for three (3) consecutive months or one or more periods totaling six (6) months during any consecutive twelve (12) month period.
     (c) Termination of this Agreement under paragraph 7(a) or 7(b), above, shall not affect the Consultant’s continuing obligations to ABI under paragraphs 3,4,5 and 6 above.

     (d) If this Agreement is terminated, Consultant shall be entitled solely to the prorated portion of the cash compensation (under Section 2) payable up to the date of termination and the Consultant’s option(s) shall be subject to the forfeiture provisions set forth in the Consultant’s Stock Option Agreement. The Consultant specifically agrees that ABI may offset against amounts it may owe to the Consultant any debts or liabilities which the Consultant may from time to time owe to ABI.
8. Miscellaneous.
     (a) This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives, and assigns of the parties, as the case may be; provided, however, the obligations hereunder of Consultant are personal and may not be assigned without the express written consent of ABI. This Agreement may not be assigned by ABI without the consent of Consultant, which consent may not be unreasonably withheld or delayed.
     (b) The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as agent for ABI or its employees for any purpose.
     (c) Progenics may identify Consultant as a member of the Scientific Advisory Board in materials describing ABI. Progenics shall not otherwise use Consultant’s name in publicity, advertising, or securities offering materials without the prior written approval of Consultant, which approval shall not be unreasonably withheld or delayed.
     (d) Notice or payments given by one party to the other hereunder shall be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, addressed as follows:

Company:	Active Biotherapies, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591

Consultant:	David A. Scheinberg, M.D., Ph.D. 325 Central Park West, Apt. 3S New York, NY 10025
     (e) This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and, together with the stock option agreement and any other related agreements being executed and delivered in connection with this Agreement, constitutes the entire agreement between ABI and the Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of ABI, or by any written documents unless it is signed by an officer of ABI and by the Consultant. ABI and Consultant acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of paragraph 2 in the consideration to be provided to Consultant with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to Consultant’s consulting services for ABI is subject to MSKCC’s prior written approval.

     (f) In the event that any or any part of the terms, conditions or provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable to any extent, such terms, conditions or provisions shall be severed from the remaining terms, conditions and provisions which shall continue to be valid and enforceable to the fullest extent permitted by law.
     (g) ABI shall defend and indemnify the Consultant in his capacity as Consultant, director or officer against any claims, judgments, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (“Claims”) arising out of, based upon or related to the Consultant’s performance of services hereunder, except to the extent that such Claim arises out of Consultant’s gross negligence or willful misconduct. To the extent Progenics carries liability insurance for its officers and directors, Progenics will carry, or cause ABI to carry, such insurance for the officers and directors of ABI in amounts and on terms comparable to that obtained by Progenics for its officers and directors. Nothing in this section shall be construed to limit any rights which ABI may have against Consultant.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.

ACTIVE BIOTHERAPIES, INC.
By:	/s/ PAUL J. MADDON, M.D., PH.D.
Paul J. Maddon, M.D., Ph.D.
President and CEO

CONSULTANT:
/s/ DAVID A. SCHEINBERG, M.D., PH.D.
David A. Scheinberg, M.D., Ph.D.

Exhibit A
CONSULTANT’S EXISTING ARRANGEMENTS
David A. Scheinberg, M.D., Ph.D.
1) Cytoclonal Pharmaceuticals, Inc. — Paid Consultant — work limited to development of Taxol, TNF.IL-1 and related cytokines, antibodies to lung cancer and melanoma.